Exhibit 99.1

BANKGUAM HOLDING COMPANY P.O. Box BW • Hagåtña, Guam 96932	Tel: (671) 472-5271

February 26, 2021

BankGuam Holding Company

Declares Dividends

BankGuam Holding Company (BKGMF) announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share for the holders of its common stock and a dividend payment to the holders of the Company’s 5.5% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series A, at its Board’s regular meeting held on Monday, February 22, 2021. The dividends will be paid on March 31, 2021, to shareholders of record as of March 15, 2021.

CONTACT: BankGuam Holding Company

Maria Eugenia H. Leon Guerrero,

Executive Vice President & Chief Operating Officer

(671) 472-5273